EXECUTION COPY











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                                      CPI

                           INDEMNIFICATION AGREEMENT

                                 by and among

             CERTAIN STOCKHOLDERS OF CPI DEVELOPMENT CORPORATION,



                                      and

                     MCC ACQUISITION HOLDINGS CORPORATION


                              Dated: May 7, 2001


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                           INDEMNIFICATION AGREEMENT

          This Indemnification Agreement is made and entered into as of May 7, 2001 (this "Agreement"), by and among MCC Acquisition Holdings Corporation, a Delaware corporation ("Buyer") and the stockholders of CPI Development Corporation, a Delaware corporation ("CPI"), listed on hereto (the "Stockholders") (each, a "Party" and, collectively, the "Parties").

                                   RECITALS
                                   --------

          WHEREAS, concurrently with the execution and delivery of this Agreement, Carter-Wallace, Inc., a Delaware corporation (the "Company"), CPI, Buyer, MCC Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ("Company Merger Sub"), and MCC Acquisition Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ("CPI Merger Sub"), have executed and delivered an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of CPI Merger Sub with and into CPI and the merger of Company Merger Sub with and into the Company; and

          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Armkel, LLC, a Delaware limited liability company (the "Asset Buyer") have executed and delivered an Asset Purchase Agreement, dated as of May 7, 2001 (including the exhibits, schedules and annexes thereto, the "Asset Purchase Agreement") providing for, among other things the sale, conveyance, transfer, assignment and delivery to Asset Buyer of all of the Company's and its affiliates' right, title and interest in and to the Purchased Assets (as defined in the Asset Purchase Agreement) and the assumption by Assets Buyer of all of the Assumed Liabilities (as defined in the Asset Purchase Agreement; such sales, transfers, assignments, purchase, acceptances and assumptions collectively, the "Asset Purchase");

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Buyer (and, as a condition to enter into the Asset Purchase Agreement, the Assets Buyer) has required that the Stockholders provide, and the Stockholders are willing to provide, certain indemnification rights to Buyer as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

          1. Certain Definitions. Except as specified herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

          2. General Indemnification.

          (a) Indemnification by the Stockholders. Following the CPI Merger Effective Time and subject to the terms and conditions of this Agreement, each Stockholder will severally (but not jointly) indemnify, defend and hold harmless Buyer and each Subsidiary and Affiliate of Buyer and their respective permitted assigns and the officers, directors, employees and agents

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(collectively, the "Buyer Group") from and against any and all obligations, losses, Claims, costs, interest, awards, judgments, penalties and damages (including reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with any action, suit or proceeding, whether before or after the CPI Merger Effective Time) (collectively, "Damages") incurred or suffered by any member of the Buyer Group based upon or arising out of or in connection with or related to any breach by CPI of any of its agreements, obligations, covenants or representations and warranties contained in the Merger Agreement (other than with respect to Taxes and with respect to the representations and warranties set forth in Section 5.1(f) of the Merger Agreement which is the subject of Section 3) or any agreement or document entered in connection therewith or delivered pursuant thereto to which CPI is party in an amount equal to each Stockholder's Percentage Share (as defined in Section 4(a)(ii)) of the Damages so incurred or suffered. Notwithstanding anything contained herein to the contrary, in no event shall any Stockholder be obligated to indemnify any member of the Buyer Group for Damages (including Tax liabilities) arising from or relating to (i) any actions taken by a Person (other than a Stockholder) after the Company Merger Effective Time or (ii) any Damages incurred or suffered by the Company, including any Damages of the Company for which CPI is liable or secondarily liable by virtue of its ownership of the capital stock of the Company or its status as an Affiliate or a controlling person of the Company.

          (b) Intentionally Omitted

          (c) Threshold. Notwithstanding anything contained herein to the contrary, the Stockholders shall not be obligated to make any indemnification payment under Section 2(a) above (other than indemnification payments for willful breaches of covenant and for breaches of Section 6.20 of the Merger Agreement) unless and until the aggregate Damages sustained by the Buyer Group exceed on a cumulative basis $250,000 (the "Threshold"), at which point the Stockholders shall be obligated to indemnify the Buyer Group from and against all cumulative Damages (both less than and in excess of the Threshold).

          2A. Indemnification With Respect to Appraisal Rights.

          (a) Indemnification by the Stockholders. Following the CPI Merger Effective Time and subject to the terms and conditions of this Agreement, each Stockholder will severally (but not jointly) indemnify, defend and hold harmless Buyer Group from and against any and all Damages incurred or suffered by any member of the Buyer Group based upon or arising out of or in connection with or related to the exercise by any person or persons of appraisal rights with respect to the Company Merger or CPI Merger pursuant to Section 262 of the DGCL (collectively, "Appraisal Damages"); provided that any calculation of Appraisal Damages shall exclude the aggregate amount of proceeds that, but for the exercise and perfection of appraisal rights, would have been payable as consideration in the Company Merger and the CPI Merger with respect to all Company Shares and Recapped Shares that become the subject of perfected appraisal rights under Section 262 of the DGCL) in an amount equal to each Stockholder's Percentage Share (as defined in Section 4(a)(ii)) of the Appraisal Damages so incurred or suffered. For purposes of the preceding sentence, amounts paid directly or indirectly by any third party on behalf of any Stockholder (including amounts paid pursuant to Section 7 and amounts received under insurance policies but excluding amounts paid pursuant to insurance policies or other arrangements the cost of which is borne by any


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Indemnified Party or the Assets Buyer or any Affiliate thereof) shall be deemed to have been paid by such Stockholder for purposes of determining whether payments in excess of such Stockholder's Percentage Share have been made.

          (b) Limitations. Notwithstanding anything contained herein to the contrary, the Stockholders shall only be obligated to indemnify, defend and hold harmless Buyer Group from and against forty percent (40%) of any Appraisal Damages; provided that if the total amount of Appraisal Damages exceeds $33,333,333.33 (the "Appraisal/Damages Cap"), then the Stockholders shall be obligated to indemnify, defend and hold harmless Buyer Group against 100% of the amount of Appraisal Damages in excess of the Appraisal/Damages Cap.

          3. Tax Indemnification.

          (a) Indemnification by the Stockholders. Following the CPI Merger Effective Time and subject to the terms and conditions of this Agreement, each Stockholder will severally (but not jointly) indemnify, defend and hold harmless Buyer Group from and against all Taxes of CPI and Damages with respect thereto (i) with respect to all periods ending on or prior to the Closing Date and, (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial Period") and (iii) all Damages as a result of a material breach of any representation or warranty set forth in Section 5.1(f) of the Merger Agreement, in each case in an amount equal to each Stockholder's Percentage Share of the Taxes or Damages so incurred or suffered. Notwithstanding anything contained herein to the contrary, the Parties agree that the transactions contemplated by the Merger Agreement are intended to be treated for federal, state and local income tax purposes as a sale by the Stockholders of Recapped Shares to Parent and therefore that such transactions should not give rise to a federal, state or local income tax liability to CPI. The Stockholders shall have no obligation to indemnify, defend and hold harmless the Buyer Group from any Taxes resulting from the failure of the transactions contemplated by the Merger Agreement to be so treated for federal, state and local income tax purposes if such failure is caused solely by an action taken by CPI or any member of the Buyer Group after the CPI Merger Effective Time, or the Company after the Company Merger Effective Time. The Stockholders will, however, severally (but not jointly) indemnify, defend and hold harmless the Buyer Group from any federal, state and local Taxes of CPI imposed on distributions from the Company actually or deemed received with respect to a period ending on the Closing Date or a Pre-Closing Partial Period, absent a breach of Section 6.21(c). The Stockholders shall be entitled to any net refunds of Taxes with respect to the periods described in clauses
(i) and (ii) above, except to the extent such refund arises as the result of a carry back of a loss or other tax benefit from a period beginning after the Closing Date.

          (b) Allocation Between Partial Periods. Any Taxes for a period including a Pre-Closing Partial Period and the period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period beginning the day after the Closing Date (such portion, a "Post-Closing Partial Period") shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period, based, in the case of real and personal property Taxes (if any), on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the applicable entity during the Pre-Closing Partial Period and the Post-Closing Partial Period.

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          (c) Cooperation. The Stockholders, on the one hand, and Buyer Group, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to CPI (or the Company and its Subsidiaries) as is reasonably necessary for the preparation of any return for Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or any other information as may be reasonably requested.

          (d) Filing of Tax Returns. The Stockholders will cause to be prepared and timely filed all Tax Returns of CPI for any taxable period ending on or before the Closing Date. The Stockholders shall timely pay all Taxes of CPI whether or not shown to be due on such Tax Returns for such periods. All such Tax Returns shall be prepared in a manner consistent with past tax practices, except as otherwise required by law.

          4. Certain Limitations and Indemnification Procedures.

          (a) Obligations of the Stockholders.

               (i) In no event shall any Stockholder be obligated to make any indemnification or other payments under this Agreement that in the aggregate are in excess of the aggregate amount of cash received by the Stockholder pursuant to the Merger Agreement. No Stockholder shall have any liability or obligation under this Agreement for any act, omission or breach by any other Stockholder, and no Stockholder shall have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, or in the name or on behalf of, any other Stockholder, except to the extent contemplated hereby with respect to actions taken by the Stockholders' Representative (as defined below).

               (ii) Each Stockholder hereby agrees to accept and pay that portion of the Damages, Appraisal Damages and Tax liabilities for which indemnification by the Stockholders is provided hereunder that is equal to the Stockholder's percentage share of the CPI Merger Consideration received by all the Stockholders (each Stockholder's "Percentage Share").

               (iii) Each Stockholder hereby agrees that all decisions concerning the determination, defense and settlement of claims, including the selection of counsel, to be made by the Stockholders shall be made by the Stockholders' Representative.

               (iv) Each Stockholder, to the extent of its Percentage Share, hereby agrees to reimburse, indemnify, defend and hold harmless any other Stockholder who has made indemnity payments pursuant to this Agreement that are greater than the Percentage Share of the other Stockholder.

          (b) Indemnity Reduction Amounts. The amount which the Stockholders (the "Indemnifying Parties") are or may be required to pay to the Buyer Group (the "Indemnified Parties") in respect of Damages (including Tax liabilities) and Appraisal Damages for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance polices) by or on behalf of the Indemnified Parties


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from third parties relating to such payment (such amounts are referred to herein as "Indemnity Reduction Amounts"). If the Indemnified Parties receive any Indemnity Reduction Amounts in respect of an Indemnified Claim (as defined below) for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by the Indemnifying Parties or after the Indemnifying Parties have made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Parties will promptly remit to the Indemnifying Parties an amount equal to the excess of
(i) the amount theretofore paid by the Indemnifying Parties in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.

          (c) Knowledge. In the event that, prior to Closing, the executive officers of Buyer obtain actual knowledge of any breach of warranty or misrepresentation of CPI the effect of which would result in the failure of the condition to closing set forth in Section 7.2(a)(ii) of the Merger Agreement to be satisfied, Buyer shall notify the Stockholders' Representative. If Buyer fails to notify the Stockholders' Representative in accordance with this Section 4(c), the Buyer Group shall not be deemed to have waived its rights to indemnification with respect to such undisclosed matter under this Agreement.

          (d) Survival and Termination. Each and every representation and warranty of CPI contained in the Merger Agreement (other than CPI's representations and warranties with respect to capital structure contained in Section 5.1(b) and Taxes contained in Section 5.1(f) of the Merger Agreement) will survive the Company Merger Effective Time solely for purposes of Section 2 until 18 months after the Company Merger Effective Time and then expire; provided, that the representation and warranty contained in
Section 5.1(b) of the Merger Agreement shall survive indefinitely. CPI's representations and warranties with respect to Taxes contained in
Section 5.1(f) of the Merger Agreement will survive the Company Merger Effective Time solely for purposes of Section 3 until, and will expire when, all applicable statutes of limitation in respect of such Tax matters have expired. The obligations of each Party to indemnify, defend and hold harmless the other Parties pursuant to this Agreement (except for willful breaches of covenant) shall terminate (i) with respect to Section 2, when the applicable representation or warranty expires pursuant to this Section 4(d) and (ii) with respect to Section 3 and Section 2A, upon the expiration of all applicable statutes of limitations; provided, however that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any individual item as to which the Indemnified Parties shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Parties and shall not be extinguished by the expiration of such period.

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          (e) Indemnification Procedures.

               (i) If any claim or demand is made against the Indemnified Parties with respect to any matter, or the Indemnified Parties shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (a "Third Party Claim"; provided that the term "Third Party Claim" shall not include the exercise of appraisal rights with respect to the Company Merger or CPI Merger pursuant to Section 262 of the
DGCL) which may give rise to a claim for indemnification against the Indemnifying Parties under this Agreement, then the Indemnified Parties shall promptly notify the Indemnifying Parties in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim); provided, however, that any failure on the part of the Indemnified Parties in notifying the Indemnifying Parties will not relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are actually prejudiced as a result thereof. Thereafter, the Indemnified Parties will deliver to the Indemnifying Parties, promptly after the Indemnified Parties' receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Parties relating to the Third Party Claim.

               (ii) The Indemnifying Parties will have the right to participate in or to assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Parties) with counsel of its choice reasonably satisfactory to the Indemnified Parties. The Indemnifying Parties will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Parties for any period during which the Indemnifying Parties have failed to assume the defense thereof. Should the Indemnifying Parties so elect to assume the defense of a Third Party Claim, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof; provided, however, that, if the Parties reasonably agree that a conflict of interest exists in respect of such claim, the Indemnified Parties will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Parties to represent the Indemnified Parties and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all the Indemnified Parties) shall be paid by the Indemnifying Parties. If the Indemnifying Parties are conducting the defense of the Third Party Claim, the Indemnified Parties, at their sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Parties will control such defense.

               (iii) The Indemnifying Parties will not consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Parties' prior written consent (which consent will not be unreasonably withheld); provided, that, if the Indemnifying Parties assume the defense of any Third Party Claim, the Indemnified Parties will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Parties may recommend and which by its terms obligates the Indemnifying Parties to pay the full amount of Damages in connection with such Third Party Claim and unconditionally releases the Indemnified Parties completely from all liability in connection with such Third Party Claim; provided, further, that the Indemnified Parties may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnified Parties or (y) that, in the reasonable opinion of the Indemnified Parties,


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would otherwise materially adversely affect the Indemnified Parties. Whether or not the Indemnifying Parties shall have assumed the defense of a Third Party Claim, the Indemnified Parties will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Parties (which consent will not be unreasonably withheld).

               (iv) If the Indemnifying Parties assume the defense of any Third Party Claim, the Indemnifying Parties will keep the Indemnified Parties informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Parties assume the defense of any Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Parties being responsible for all reasonable out-of-pocket expenses of the Indemnified Parties (other than for the fees and expenses of their counsel) in connection with such cooperation), which cooperation will include the provision to the Indemnifying Parties of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

               (v) Any claim on account of Damages (including Tax liabilities) for which indemnification is provided under this Agreement which does not involve a Third Party Claim or an Appraisal Claim (as defined below) will be asserted by reasonably prompt written notice (but in any event within the relevant period specified in Section 4(d)) given by the Indemnified Parties to the Indemnifying Parties.

               (vi) In the event of payment in full by the Indemnifying Parties to any of the Indemnified Parties in connection with any claim, including any Third Party Claim or any Appraisal Claim (an "Indemnified Claim"), the Indemnifying Parties will be subrogated to and will stand in the place of the Indemnified Parties as to any events or circumstances in respect of which the Indemnified Parties may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person, provided that such rights of subrogation shall be subordinated to those of the Assets Buyer under the Indemnification Agreement entered into on the date hereof between the Assets Buyer and the Company.
The Indemnified Parties will cooperate with the Indemnifying Parties in a reasonable manner, and at the cost and expense of the Indemnifying Parties, in prosecuting any subrogated right or claim.

          (f) Appraisal Indemnification Procedures

               (i) If any one or more persons exercise and properly perfect appraisal rights pursuant to Section 262 of the DGCL with respect to the Company Merger (individually and collectively, an "Appraisal Claim"), then the Indemnified Parties will cause the Company to deliver to the Indemnifying Parties, promptly after the Company's receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Company from the Person who has exercised and perfected Appraisal Rights (or any agent acting on their behalf).

               (ii) The Indemnified Parties shall cause the Company and the Asset Buyer to assume the defense of the Appraisal Claim with counsel of its


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choice reasonably satisfactory to the Indemnified Parties and the Asset Buyer.
Decisions regarding the control of the defense and, subject to the rights of the Indemnifying Parties hereunder, settlement of the Appraisal Claim shall be made pursuant to arrangements between the Company and the Asset Buyer. The expenses incurred in such defense (including the reasonable fees and expenses of outside counsel referred to in the immediately preceding sentence) shall be advanced by the Company but shall be considered "Appraisal Damages" for purposes of this Agreement, and shall be reimbursed by the Indemnifying
Parties promptly following request therefor from time to time on the basis provided for in Section 2A(b) (i.e. either 40% or 100%, as applicable). The Indemnifying Parties, at their sole cost and expense, may retain separate counsel, and participate in the defense of the Appraisal Claim, it being understood that the Company will control such defense.

               (iii) The Company and the Asset Buyer shall have the right to contest, defend and litigate all Appraisal Claims and shall have the right to settle or compromise any such matter, either before or after the initiation of litigation, at such time and upon such terms as the Company and the Asset Buyer deem fair and reasonable. Notwithstanding the foregoing, the Company and Asset Buyer shall not be permitted to settle, discharge or compromise any Appraisal Claim without consent of the Indemnifying Parties, and the Indemnifying Parties shall be permitted to settle, discharge or compromise any Appraisal Claim without consent of the Company or the Asset Buyer, if the total amount of Appraisal Damages paid in connection with such settlement or compromise, together with all other Appraisal Damages paid to date in connection with all such Appraisal Claims (excluding any payments received from third parties (including insurance) from such calculation), exceeds 120% of the Appraisal Damages Cap.

               (iv) The Indemnified Parties will cause the Company to keep the other Parties informed of all material developments relating to or in connection with such Appraisal Claim. The Parties will cooperate in the defense thereof (with the Company being responsible for all reasonable out-of-pocket expenses of the Parties (including the fees and expenses of their counsel) in connection with such cooperation, provided that all such expenses shall be considered "Appraisal Damages" for purposes of this Agreement), which cooperation will include the provision of records and information which are reasonably relevant to such Appraisal Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          5. Representations and Warranties.

          (a) Organization and Due Authority. Each Party hereby severally and not jointly represents and warrants to each other Party that (i) such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and (ii) such Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) Binding Agreement. Each Party hereby severally and not jointly represents and warrants to each other Party that (i) the execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and (ii) this Agreement has been duly executed and delivered by such Party and is a legal, valid and binding


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obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

          5A. Waiver of Claims.

          (a) Each of the Stockholders hereby irrevocably (subject to Section 5A(b)) waives any and all actions, causes and causes of action, suits, debts, demands, Appraisal Rights, costs, claims, damages (including participation in any settlement or judgment in connection therewith), losses and liabilities of any kind and nature, whether known or unknown, actual or potential, arising under common law, state law, federal law or any other law (any of the foregoing, a "Claim"), which it ever had, may presently have or may ever in the future have, against (i) CPI, or the Company, or the officers, directors, employees and agents of CPI or the Company, relating to or arising from the Merger Agreement, the Asset Purchase Agreement or the transactions contemplated thereby, (including any Claims or demands as part of a class action or derivative action, any Claims or proceedings for appraisal under
Section 262 of the DGCL, and any Claims alleging any breach of any fiduciary or other duty of any officer or director) and (ii) any person or entity who or which may be entitled to be indemnified by any of the persons or entities listed in the preceding clause (i) pursuant to applicable law, the Company's or CPI's certificate of incorporation or bylaws, the Merger Agreement or any other agreement entered into prior to the Company Merger Effective Time by CPI, the Company or any of their Affiliates, officers, directors, agents, representatives or permitted assigns other than Claims arising from or related to (x) any criminal act, fraud or intentional tort committed by any such party or any claim for breach of contract (other than, in any of the foregoing cases, any Claim alleging any breach of any fiduciary duty), or (y) in the case of the Company and CPI, the right of the Stockholders to receive the CPI Merger Consideration or the Company Merger Consideration (as such terms are defined in the Merger Agreement). Each of the Stockholders further agrees that it shall not initiate, encourage, participate (including in connection with any settlement, judgement or fund established in connection therewith) or join in any action, suit or proceeding brought against CPI, the Company or any of the officers, directors, employees or agents of CPI or the Company challenging or otherwise related to the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement including any appraisal proceeding.

          (b) Notwithstanding Section 5A(a), the waiver made pursuant to Section 5A(a) shall terminate and be of no further force or effect at such time (if any) as both the Merger Agreement and the Asset Purchase Agreement shall have been terminated.

          6. General Provisions.

          (a) Stockholders' Representative. Each Stockholder hereby irrevocably makes, constitutes, and appoints Marshall Green, a current officer of CPI, with the full power of substitution, as the representative, agent and true and lawful attorney in fact of and for each of the Stockholders ("Stockholders' Representative") in connection with any matters relating to this Agreement. Each Stockholder hereby authorizes and empowers Stockholders' Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of such Stockholder as such Stockholder could do for himself, herself or itself in connection with this Agreement. Each Stockholder


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authorizes and empowers Stockholders' Representative to receive all demands, notices or other communications directed to such Stockholder with respect to any matters relating to this Agreement. Each Stockholder hereby authorizes and empowers Stockholders' Representative to (i) take any action (or to determine to refrain from taking any action) with respect to any matter relating to this Agreement as the Stockholders' Representative may deem appropriate as effectively as such Stockholder could act for himself, herself or itself, which action will be binding on all the Stockholders and (ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Stockholder had executed and delivered such instruments and documents personally or for itself. Accordingly, any demands, notices or other communications directed to any Stockholder hereunder shall be deemed effective if given to Stockholders' Representative.

          (b) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) on the date of service, if served personally, (ii) upon confirmation of receipt, if transmitted by telecopy, electronic or digital transmission method, (iii) on the first business day after it is sent, if sent for next day delivery by recognized overnight delivery service (e.g., Federal Express), and
(iv) on the third day after it is sent, if sent by first class mail, registered or certified, postage prepaid and return receipt requested. In each case, notice shall be sent to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

          If to the Stockholders or the Stockholders' Representative, addressed to:

               CPI Development Corporation
               1345 Avenue of the Americas
               42nd Floor
               New York, NY 10105
               Attention: Marshall M. Green
               Telecopy: 212-339-5236

          With copies to:

               Latham & Watkins
               885 Third Avenue
               New York, NY 10022
               Attention:  Charles M. Nathan, Esq.
               Telecopy:  (212) 751-4864

          If to Buyer, addressed to:

               MCC Acquisition Holdings Corporation
               51 JFK Parkway
               1st Floor West
               Short Hills, NJ 07078
               Attention: Anthony H. Wild
               Telecopy: (973) 218-2704

          With a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY 10017
               Attention:  William E. Curbow, Esq.
               Telecopy: (212) 425-2502

Notice of change of address shall be effective only when done in accordance with this Section 6(b).

          (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against any Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties. For all purposes of this Agreement, words stated in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include each other gender, as the context may require or allow. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (and not to any particular provision of this Agreement). The word "or" shall not be exclusive.

          (d) Entire Agreement. This Agreement (including the Exhibits) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, both written and oral, with respect to such subject matter. No Party has made any representation or warranty or given any covenant to another Party except as set forth in this Agreement.

          (e) Assignment; Successors and Assigns. Each Party agrees that it will not assign, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, any right or obligation under this Agreement without the prior written consent of the other Parties. Any purported assignment, transfer, delegation or disposition in violation of this
Section 6(e) shall be null and void ab initio. Subject to the foregoing limits on assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and, with respect to each of the Stockholders, his, her or its legal representative, his, her or its heirs and beneficiaries and his, her or its transferees. Except for those rights enumerated above and in Section 5A and the right granted to the Asset Buyer to enforce this Agreement against the Parties hereto with respect to any matter relating to Appraisal Claims, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any Person not a party to this Agreement.

          (f) Governing Law; Waiver of Jury; Trial Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed within such State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in New York, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6(b) or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY
WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,
(ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATES IN THIS SECTION 6(f).

          (g) Severability. It is the intention of the Parties that the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. It is the intention of the Parties that if any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as the may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          (h) Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by fax with the same binding effect as original ink signatures.

          (i) Amendments, Waivers, Etc. This Agreement may not be amended, supplemented or otherwise modified, except upon the execution and delivery of a written agreement by the Parties. By an instrument in writing, the Parties may waive compliance by another Party with any provision of this Agreement; provided, however, that any such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure or with respect to a Party that has not executed and delivered any such waiver. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or at equity.

          (j) Enforcement of Claims. The Asset Buyer shall be entitled to enforce any of the Company's rights and remedies hereunder, including the right to receive payment from any and all Stockholders on account of Appraisal Claims and Sections 5A and 7. This provision shall not be affected by the bankruptcy, insolvency or liquidation of the Company or any merger or consolidation of the Company with or into any other entity.

          (k) Capacity. For purposes of this Agreement and the representations, covenants, agreements and promises contained herein, each of the Stockholders is acting solely in his, her or its capacity as a Stockholder of, and not as a director, officer, employee, representative or agent of, CPI.

          7. Holdback Fund.

          (a) At or prior to the CPI Merger Effective Time, the
Indemnifying Parties and Buyer shall enter into an agreement (the "Fund Agreement") with a commercial or trust company bank selected by the Shareholders' Representative with the prior written consent of Buyer (such consent not to be unreasonably withheld) (the "Agent") pursuant to which $35 million of the aggregate CPI Merger Consideration that otherwise would have been received by such Indemnifying Parties pursuant to the Merger Agreement shall be placed in an escrow account or comparable arrangement satisfactory to the Indemnifying Parties and the Indemnified Parties (the "Fund") for the purpose of discharging (to the extent of the assets available from the Fund) the indemnification and expense reimbursement obligations of the Indemnifying Parties pursuant to this Agreement. The Fund Agreement shall include each of the provisions set forth in this Section 7, as well as such other provisions as are customary for escrow agreements or as may be agreed among the parties thereto.

          (b) The Fund Agreement shall provide that the Fund assets may be managed by an investment advisor selected by the Shareholders' Representative with the prior written consent of Buyer (such consent not to be unreasonably withheld) (the "Fund Manager"). The Fund Manager shall have sole discretion with respect to the nature of the assets held in the Fund, including decisions with respect to purchase and sale of individual assets held in the Fund, the mix of assets that comprise the Fund portfolio and the distribution of assets from time to time (whether comprised of earnings or principal) to the Indemnifying Parties; provided, that: (a) the Fund Manager shall be prohibited from distributing assets to the Indemnifying Parties if, immediately following any such distribution, the aggregate fair market value of the assets comprising the Fund would be less than the Required Amount (as defined below); and (b) the Fund assets shall at all times consist of Approved Assets (as defined below).

          (c) The Company will be permitted by the Fund Agreement to notify the Agent from time to time with respect to the occurrence of Appraisal Damages and the amount of the Indemnifying Parties' resulting payment obligation pursuant to Section 2A or Section 2(a) (a "Payment Notice"). A copy of any such notice shall be delivered to the Shareholders' Representative. In the event that the Shareholders' Representative does not object to the Payment Notice within 15 days, the Agent shall cause the Fund to make the payment specified in the Payment Notice. If the Shareholders' Representative objects to the Payment Notice, it must deliver to the Agent and the Company a notice specifying the nature of such objection (an "Objection Notice") on or prior to the 15th day following the date of the Payment Notice, it being understood that there will be no basis for objection to any amount of Appraisal Damages specified in any judgment or settlement entered into in accordance with this Agreement. The Agent will be prohibited from making the payment set forth in the Payment Notice until all objections thereto included in the Objection Notice have been resolved through a customary arbitration procedure, which will grant the Shareholders' Representative the right, together with legal, accounting and financial advisors acting on its behalf, to review the books and records of the Company to the extent that they reasonably relate to the matter or matters in dispute. No payment pursuant to a Payment Notice with respect to a claim under Section 2(a) shall be paid until all claims or potential claims with respect to Appraisal Damages hereunder shall have been discharged pursuant hereto.

          (d) Not later than the 18-month anniversary of the CPI
Merger Effective Time, the Company will consult with its legal advisors and attempt in good faith to estimate the range of probable loss, if any, in connection with any appraisal proceeding or indemnification claim pursuant to
Section 2(a) that has not been settled prior to such date (the "Loss Estimate"). In the event that the Loss Estimate is less than the fair market value of the assets held by the Fund on such date, the Company shall consider in good faith whether to permit the Agent to release all or a portion of such assets from the restrictions set forth in the proviso in Section 7(b). In the event that the Company determines to permit a release of assets from such restriction, the fair market value of the assets so released shall be deducted from the Required Amount pursuant to Section 7(g). The Company shall perform a like evaluation as described above in this Section 7(d) within 45 days after the completion of each fiscal quarter thereafter (regardless of whether the Company previously has determined to release any assets in accordance with the foregoing) until the earlier of (i) the date on which all Appraisal Proceedings have been finally adjudicated or settled or (ii) the date on which the corpus of the Fund has been reduced to $0.

          (e) In the event that all Appraisal Claims are finally resolved (whether by judicial determination, settlement or otherwise) and any assets remain in the Fund following the satisfaction in full of the payment obligations of the Indemnifying Parties hereunder, then the Agent shall be instructed to distribute the balance of such Fund to the Stockholders, on a pro rata basis based on their relative ownership of CPI Shares immediately prior to the CPI Merger Effective Time.

          (f) The Fund Agreement shall include a provision similar to
Section 6(j) allowing the Asset Buyer to enforce the rights of the Company pursuant to the Fund Agreement.

         (g) For purposes of this Section 7, the following terms shall have the following meanings.

          "Approved Assets" shall mean (a) cash; (b) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States; (c) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody's; (d) commercial paper having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (e) certificates of deposit or bankers' acceptances issued or accepted by any commercial bank organized under laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100 million;
     (f) publicly traded debt securities issued by a United States corporation, which securities are rated in an "investment grade" category by either S&P or Moody's; (g) shares of any mutual fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (b), (c), (d) and (e) above and (ii) has net assets of not less than $500 million;

          "Required Amount" shall mean (a) $35 million, less (b) any amounts paid to the Company pursuant to Section 7(c), as the amount determined pursuant to clauses (a) and (b) may be adjusted pursuant to Section 7(d).

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.




                                    MCC ACQUISITION HOLDINGS CORPORATION


                                    By: /s/ Anthony H. Wild
                                        ------------------------------------
                                        Name:  Anthony H. Wild
                                        Title: President

                    Trustees under Paragraph 1 of agreement dated 5/24/84, as amended, Henry H. Hoyt, Grantor


                    Trustees u/w Kate Good Orcutt


                    Trustees u/i dated 5/29/44 f/b/o Anna Orcutt Hoyt, et al.


                    Trustees u/a dated 4/24/75, f/b/o Henry H. Hoyt, Jr.


                    Trustees u/a dated February 29, 1988, Anna O. Hoyt, Grantor, Henry H. Hoyt, Jr. share


                    Trustees u/a dated February 29, 1988, Anna O. Hoyt, Grantor, Charles O. Hoyt share


                    Trustee u/a dated February 29, 1988, Anna O. Hoyt, Grantor, Suzanne H. Garcia share


                    Trustees u/i Henry H. Hoyt dated 6/17/64


                    Anna O. Hoyt, Trust u/a dtd December 28, 1988 f/b/o Henry
                    H. Hoyt, Jr. et al



                    Anna O. Hoyt, Trust u/a dtd December 28, 1988 f/b/o Charles O. Hoyt et al




                    Trustees u/i Anna Orcutt Hoyt dated 6/17/64




                    Trustees u/i Charles O. Hoyt dated 8/14/64


                              /s/ Henry H. Hoyt, Jr.
                              ----------------------------------------------
                              Henry H. Hoyt, Jr., as Trustee for and on
                              behalf of each of the above listed Trusts

                    Trustees under Paragraph 1 of agreement dated 5/24/84, as amended, Henry H. Hoyt, Grantor


                    Trustees u/w Kate Good Orcutt


                    Trustees u/i dated 5/29/44 f/b/o Anna Orcutt Hoyt, et al.


                    The Suzanne Hoyt Garcia Revocable Trust u/a July 27, 1995


                    Trustees u/a dated February 29, 1988, Anna O. Hoyt, Grantor, Henry H. Hoyt, Jr. share


                    Trustees u/a dated February 29, 1988, Anna O. Hoyt, Grantor, Charles O. Hoyt share


                    Trustee u/a dated February 29, 1988, Anna O. Hoyt, Grantor, Suzanne H. Garcia share


                    Trustees u/i Henry H. Hoyt dated 6/17/64


                    Anna O. Hoyt, Trust u/a dtd December 28, 1988 f/b/o Suzanne H. Garcia et al



                    Trustee U/I dated 11-8-66, Suzanne H. Garcia, Grantor




                    Trustees u/i Anna Orcutt Hoyt dated 6/17/64


                              /s/ Suzanne H. Garcia
                              ---------------------------------------------
                              Suzanne H. Garcia, as Trustee for and on
                              behalf of each of the above listed Trusts

                    Trustees under Paragraph 1 of agreement dated 5/24/84, as amended, Henry H. Hoyt, Grantor


                    Trustees u/w Kate Good Orcutt


                    Trustees u/i dated 5/29/44 f/b/o Anna Orcutt Hoyt, et al.


                              /s/ Richard L. Creuss
                              ---------------------------------------------
                              Richard L. Creuss, as Trustee for and on
                              behalf of each of the above listed Trusts

                    Trustee under Agreement dated August 31, 1988, Charles O. Hoyt, Grantor


                    Charles O. Hoyt 1999 GRAT


                    Charles O. Hoyt 2000 GRAT


                    Anna O. Hoyt, Trust u/a dtd December 28, 1988 f/b/o Henry
                    H. Hoyt, Jr. et al



                    Anna O. Hoyt, Trust u/a dtd December 28, 1988 f/b/o Charles O. Hoyt et al



                    Trustee u/i Henry H. Hoyt Jr., dated 9/10/64



                    Trustees u/i Charles O. Hoyt dated 8/14/64


                              /s/ Marshall M. Green
                              ---------------------------------------------
                              Marshall M. Green, as Trustee for and on
                              behalf of each of the above listed Trusts

                    Anna O. Hoyt, Trust u/a dtd December 28, 1988 f/b/o Suzanne H. Garcia et al



                    Trustee U/I dated 11-8-66, Suzanne H. Garcia, Grantor


                              /s/ William A. Simmons
                              ----------------------------------------------
                               William A. Simmons, as Trustee for and on
                               behalf of each of the above listed Trusts

                    Trustee U/I dated 11-8-66, Suzanne H. Garcia, Grantor


                             /s/ Elizabeth Hoyt Weil
                             ----------------------------------------------
                             Elizabeth Hoyt Weil, as Trustee for and on
                             behalf of the above listed Trust

                                   EXHIBIT A
                                   ---------


                             Certain Stockholders
                                1st Preferred(1)
                                --------------


STOCKHOLDER                    TRUSTEE(S)         NUMBER OF   PERCENTAGE OF
SHORT NAME                                         SHARES     TOTAL SHARES
--------------------- -------------------------- ----------  ---------------
Trust u/w KGO              Henry H. Hoyt, Jr
                           Suzanne H. Garcia       22,496       24.36%
                           Richard L. Cruess

KGO 1944 Trust             Henry H. Hoyt, Jr
                           Suzanne H. Garcia       11,100       12.02%
                           Richard L. Cruess

AOH Trust f/b/o SHG        Suzanne H. Garcia        3,757        4.068%
                           William A. Simmons

AOH Trust f/b/o COH        Marshall M. Green        3,756        4.067%

AOH Trust f/b/o HHH Jr.    Henry H. Hoyt, Jr        3,756        4.067%
                           Marshall M. Green

COH 1999 GRAT              Marshall M. Green        2,951.3      3.2%

COH 2000 GRAT              Marshall M. Green          689.3       .75%

SHG 1966 Trust             Elizabeth Hoyt Weil
                           William A. Simmons       3,469.6      3.76%
                           Suzanne H. Garcia

HHH Trust for GCs          Henry H. Hoyt, Jr
                           Suzanne H. Garcia        2,489        2.70%
                           Richard L. Cruess

SHG Rev. Trust             Suzanne H. Garcia        1,830        1.98%

HHH Jr. Rev. Trust         Henry H. Hoyt, Jr
                           Marshall M. Green        1,049.6      1.14%
                           Mitchel D. Eichen

COH Rev. Trust             Marshall M. Green          229        0.25%

                                2nd Preferred(2)
                                --------------


STOCKHOLDER                    TRUSTEE(S)        NUMBER OF    PERCENTAGE OF
SHORT NAME                                         SHARES     TOTAL SHARES
------------------------- -------------------   -----------  ---------------
Trust u/w KGO              Henry H. Hoyt, Jr
                           Suzanne H. Garcia      132,544        24.36%
                           Richard L. Cruess

HHH Trust for GCs          Henry H. Hoyt, Jr
                           Suzanne H. Garcia       75,689        13.91%
                           Richard L. Cruess

KGO 1944 Trust             Henry H. Hoyt, Jr
                           Suzanne H. Garcia       65,400        12.02%
                           Richard L. Cruess

HHH Jr. Rev. Trust         Henry H. Hoyt, Jr
                           Marshall M. Green       49,733.25      9.14%
                           Mitchel D. Eichen

SHG 1966 Trust             Elizabeth Hoyt Weil
                           William A. Simmons      26,334.25      4.842%
                           Suzanne H. Garcia

COH Rev. Trust             Marshall M. Green       25,899         4.76%

SHG Rev. Trust             Suzanne H. Garcia       25,230         4.64%

COH 1999 GRAT              Marshall M. Green       19,321.25      3.55%

COH 2000 GRAT              Marshall M. Green        4,513          .83%

AOH Trust f/b/o COH        Marshall M. Green       22,132         4.0678%

AOH Trust f/b/o HHH Jr.    Henry H. Hoyt, Jr       22,132         4.0678%
                           Marshall M. Green

AOH Trust f/b/o SHG        Suzanne H. Garcia       22,131         4.0676%
                           William A. Simmons

                                3rd Preferred(3)
                                --------------

STOCKHOLDER                   TRUSTEE(S)           NUMBER OF     PERCENTAGE OF
SHORT NAME                    ---------              SHARES       TOTAL SHARES
----------                                           ------       ------------

Trust u/w KGO             Henry H. Hoyt, Jr
                          Suzanne H. Garcia         927,200         24.36%
                          Richard L. Cruess

HHH 1964 Trust            Henry H. Hoyt, Jr         859,307         22.58%
                          Suzanne H. Garcia

KGO 1944 Trust            Henry H. Hoyt, Jr
                          Suzanne H. Garcia         457,500         12.02%
                          Richard L. Cruess

AOH 1964 Trust            Henry H. Hoyt, Jr         184,220          4.84%
                          Suzanne H. Garcia

SHG 1966 Trust            Elizabeth Hoyt Weil
                          William A. Simmons        184,220          4.84%
                          Suzanne H. Garcia

HHH Jr. Rev. Trust        Henry H. Hoyt, Jr
                          Marshall M. Green         161,985.5        4.29%
                          Mitchel D. Eichen

COH 1999 GRAT             Marshall M. Green         116,360.5        3.06%

COH 2000 GRAT             Marshall M. Green          27,178           .71%

HHH Trust for GCs         Henry H. Hoyt, Jr
                          Suzanne H. Garcia          99,826.5        2.62%
                          Richard L. Cruess

AOH Trust f/b/o COH       Marshall M. Green          78,165          2.054%

AOH Trust f/b/o HHH Jr.   Henry H. Hoyt, Jr          78,164          2.053%
                          Marshall M. Green

AOH Trust f/b/o SHG       Suzanne H. Garcia          78,164          2.053%
                          William A. Simmons

COH 1964 Trust            Henry H. Hoyt, Jr          42,700          1.12%
                          Marshall M. Green

HHH Jr. 1964 Trust        Marshall M. Green          42,700          1.12%

SHG Rev. Trust            Suzanne H. Garcia          33,275.5        0.87%

COH Rev. Trust            Marshall M. Green          18,447          0.49%

COH GSTE Trust            Henry H. Hoyt, Jr          15,250          0.40%
                          Suzanne H. Garcia

HHH Jr. GSTE Trust        Henry H. Hoyt, Jr          15,250          0.40%
                          Suzanne H. Garcia

SHG GSTE Trust            Henry H. Hoyt, Jr          15,250          0.40%
                          Suzanne H. Garcia

                               Class B Common(4)
                               ---------------

STOCKHOLDER                 TRUSTEE(S)          NUMBER OF        PERCENTAGE OF
SHORT NAME                  ----------          SHARES            TOTAL SHARES
----------                                      ------            ------------

HHH 1964 Trust           Henry H. Hoyt, Jr      2,817.4              25.21%
                         Suzanne H. Garcia

Trust u/w KGO            Henry H. Hoyt, Jr
                         Suzanne H. Garcia      2,736                24.49%
                         Richard L. Cruess

KGO 1944 Trust           Henry H. Hoyt, Jr
                         Suzanne H. Garcia      1,363                12.20%
                         Richard L. Cruess

AOH 1964 Trust           Henry H. Hoyt, Jr        604                 5.40%
                         Suzanne H. Garcia

SHG 1966 Trust           Elizabeth Hoyt Weil
                         William A. Simmons       604                 5.40%
                         Suzanne H. Garcia

COH 1999 GRAT            Marshall M. Green        342.1               3.06%

COH 2000 GRAT            Marshall M. Green         79.9                .71%

HHH Jr. Rev. Trust       Henry H. Hoyt, Jr
                         Marshall M. Green        422                 3.78%
                         Mitchel D. Eichen

AOH Trust f/b/o COH      Marshall M. Green        256                 2.29%

AOH Trust f/b/o HHH Jr.  Henry H. Hoyt, Jr        256                 2.29%
                         Marshall M. Green

AOH Trust f/b/o SHG      Suzanne H. Garcia        256                 2.29%
                         William A. Simmons

COH 1964 Trust           Henry H. Hoyt, Jr        140                 1.25%
                         Marshall M. Green

HHH Jr. 1964 Trust       Marshall M. Green        140                 1.25%

                               Class C Common(5)
                               ---------------

STOCKHOLDER                 TRUSTEE(S)           NUMBER OF        PERCENTAGE OF
SHORT NAME                  ----------            SHARES          TOTAL SHARES
----------                                        ------          ------------

HHH Trust for GCs        Henry H. Hoyt, Jr
                         Suzanne H. Garcia         327.3             25.06%
                         Richard L. Cruess

Trust u/w KGO            Henry H. Hoyt, Jr
                         Suzanne H. Garcia         304               23.28%
                         Richard L. Cruess

KGO 1944 Trust           Henry H. Hoyt, Jr
                         Suzanne H. Garcia         137               10.49%
                         Richard L. Cruess

SHG Rev. Trust           Suzanne H. Garcia         109.1              8.354%

HHH Jr. Rev. Trust       Henry H. Hoyt, Jr
                         Marshall M. Green         109.1              8.346%
                         Mitchel D. Eichen

COH Rev. Trust           Marshall M. Green          60.5              4.632%

COH GSTE Trust           Henry H. Hoyt, Jr          50                3.83%
                         Suzanne H. Garcia

HHH Jr. GSTE Trust       Henry H. Hoyt, Jr          50                3.83%
                         Suzanne H. Garcia

SHG GSTE Trust           Henry H. Hoyt, Jr          50                3.83%
                         Suzanne H. Garcia

COH 1999 GRAT            Marshall M. Green          39.4              3.02%

COH 2000 GRAT            Marshall M. Green           9.2               .7%





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     1 Family trusts (excluding charities) own 57,572.8 shares or 62.4% and non-family stockholders own 22,369.6 shares or 24.3%


     2 Family trusts (excluding charities) own 491,058.8 shares or 90.3% and non-family stockholders own 35,970 shares or 6.6%


     3 Family trusts own 3,435,163 shares or 90.3% and non-family stockholders own 370,880 shares or 9.7%


     4 Family trusts own 10,016.4 shares or 89.6% and non-family stockholders own 1,155.6 shares or 10.4%


     5 Family trusts own 1245.5 shares or 95.4% and non-family stockholders own 60.4 shares or 4.6%